   As filed with the Securities and Exchange Commission on February 12, 2001
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                SONICWALL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 California                   77-0270079
        (State or Other Jurisdiction       (I.R.S. Employer
      of Incorporation or Organization) Identification Number)

                              1160 Bordeaux Drive
                              Sunnyvale, CA 94089
                                 (408) 745-9600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 Sreekanth Ravi
               Chairman of the Board and Chief Executive Officer
                                SonicWALL, Inc.
                              1160 Bordeaux Drive
                          Sunnyvale, California 94089
                                 (408) 745-9600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

      The Commission is requested to send copies of all communications to:

                            Gregory K. Miller, Esq.
                          Tanya Bennett McGregor, Esq.
                            M. Caroline Berry, Esq.
                            Gunderson Dettmer Stough
                      Villeneuve Franklin & Hachigian, LLP
                             155 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 321-2400

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                              Proposed       Proposed
                                                              Maximum         Maximum
                                               Amount      Offering Price    Aggregate      Amount of
     Title of each Class of Securities          to be           per          Offering      Registration
             to be Registered                Registered     Security(1)      Price(1)          Fee
-------------------------------------------------------------------------------------------------------
                                             10,078,288
Common Stock, no par value...............      shares          $15.63     $157,523,641.44   39,381.00
-------------------------------------------------------------------------------------------------------

(1) The price of $15.63 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 9, 2001 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +Company may not sell these securities until the registration statement filed + +with the Securities and Exchange Commission is effective. This prospectus is + +not an offer to sell these securities, and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion, dated February 12, 2001

                               10,078,288 Shares

                                 SONICWALL INC.

                                  Common Stock

                                  -----------

  The selling shareholders listed on pages 14-19 are offering and selling an aggregate of 10,078,288 shares of our common stock under this prospectus.

  The selling shareholders may offer their SonicWALL stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

  All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares by the selling shareholders.

  Our common stock is traded on The Nasdaq National Market under the symbol "SNWL." On February 9, 2001, the closing bid price of the common stock on The Nasdaq National Market was $15.19 per share.

  You should carefully review the discussion in the section entitled "Risk Factors" beginning on page 4.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                The date of this Prospectus is February  , 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   Summary.................................................................   3
   Recent Developments.....................................................   3
   Risk Factors............................................................   4
   Cautionary Note on Forward-Looking Statements...........................  13
   Use of Proceeds.........................................................  13
   Selling Shareholders....................................................  14
   Plan of Distribution....................................................  20
   Legal Matters...........................................................  20
   Experts.................................................................  20
   Where You Can Find More Information.....................................  21

                                    SUMMARY

   You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

                                   SonicWALL

   SonicWALL, Inc. designs, develops, manufactures and sells Internet security infrastructure products designed to provide secure Internet access to our broadband customers. Broadband access, such as digital subscriber line, or DSL, and cable modems, allows users to connect to the Internet at speeds significantly greater than analog modems. We believe our security appliances provide high performance, robust, reliable, easy-to-use and affordable Internet security. We also sell anti-virus and content filtering services on an annual subscription basis. We sell our products to customers in the small to medium enterprise, branch office, telecommuter and education markets. As of December 31, 2000, we have sold more than 117,000 of our Internet security appliances worldwide. Our SonicWALL product line provides our customers with a comprehensive integrated security solution that includes firewall, content filtering, anti-virus and virtual private network functionality so users can enjoy affordable, secure Internet communications. SonicWALL products deliver a plug-and-play appliance solution that we believe is easy to install and use and minimizes the purchase, installation and maintenance costs of Internet security. With suggested retail prices ranging from $495 to $4,995, our products are designed to enable customers to reduce purchase costs and avoid hiring costly information technology personnel for Internet security. By using an embedded single purpose operating system and a hardware design without moving parts, our SonicWALL products are designed to maximize reliability and uptime. The SonicWALL product line can be used in networks ranging in size from 1 to 1,000 users and is fully compatible with more expensive enterprise security solutions offered by, among others, Check Point Software and Cisco Systems.

   Our SonicWALL products are sold primarily through distributors who then resell our products to resellers and selected retail outlets. These resellers then sell our products to end-users.

   We initially incorporated in California in 1991 as Sonic Systems. In August 1999, we changed our name to SonicWALL, Inc. References to "we" "our" "us" and the "the Company" in this prospectus refer to SonicWALL, Inc.

   Our principal executive offices are located 1160 Bordeaux Drive, Sunnyvale, California 94089, and our telephone number is (408) 745-9600.

                              Recent Developments

   On January 25, 2001, we announced our operating results for the fourth quarter ended December 31, 2000. Our fourth quarter consolidated revenues were $21.2 million and our net income was $4.3 million or $0.07 per diluted share. In the fourth quarter of 1999, our revenues were $8.9 million with net income of $1.7 million or $0.04 per diluted share.

   On November 14, 2000, we acquired Phobos Corporation, a developer of products that offload and accelerate secure transaction processing for servers tasked with Internet-based applications, in exchange for cash and our common stock totaling approximately $216 million. The acquisition was accomplished pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated October 16, 2000, by and among SonicWALL, Inc., Phobos Corporation, Pluto Acquisition Corporation and GMS Capital Partners, L.P, as Stockholders' Representative, as amended on November 6, 2000.

                                ----------------

 This Prospectus includes trademarks of SonicWALL, Inc. and other corporations.

                                ----------------

                                 RISK FACTORS

   You should carefully review the following risks associated with owning our common stock. Our business, operating results or financial condition could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you as an investor may lose all or part of your investment. You should also refer to the other information set forth in this prospectus and incorporated by reference herein, including our financial statements and the related notes.

Company Risks

 We Have Recently Entered The Emerging Market For Broadband Internet Security Appliances, And We Do Not Know If We Will Be Successful In Marketing Our Products To Our Target Customers.

   We believe that many potential customers in our target markets are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for Internet security and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

   Even if we convince our target markets about the importance of and need for Internet security, we do not know if this will result in the sale of our products. We currently expect that almost all of our future revenue will be generated through sales of our SonicWALL products, including related services such as subscription and license fees. Our success depends on market acceptance of our products and services.

   From inception through 1996, we derived substantially all of our revenue from the sale of Ethernet products for Apple Macintosh computers. In October 1997, we introduced our SonicWALL line of products, and in 1998 we made a strategic decision to concentrate our resources in the Internet security market. As a result, we stopped shipment of Ethernet products during December 1999. In 1997, 1998 and 1999 our Ethernet revenue was $9,092,000, $5,166,000 and $1,644,000 and represented approximately 97%, 69% and 8% respectively, of our total revenue.

 Failure To Successfully Integrate Our Recent Acquisition Of Phobos Corporation Could Harm Our Business.

   We acquired Phobos Corporation on November 14, 2000. Our failure to successfully address the risks associated with our acquisition of this company could have a material adverse affect on our ability to develop and market products based on the acquired technology. The success of this acquisition will depend on our ability to:

  . Successfully integrate and manage their operations;

  . Retain their key employees; and

  . Develop and market products based on the acquired technology.

 We May Be Unable To Manage Our Growth, And If We Cannot Do So, It Could Have A Material Adverse Effect On Our Business.

   Our business has grown rapidly in the last year. As of December 31, 1999, we had 73 employees. As of December 31, 2000, we had 249 employees, an increase of approximately 241%. In addition, we have experienced expansion in our manufacturing and shipping requirements, our product lines, our customer base and our end user installed base. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. These changes have increased the complexity of managing SonicWALL, Inc. If we continue to experience significant growth, our current systems, management and resources will be inadequate, and our organization will need to grow rapidly in order to meet the demands placed on our business. If we cannot manage our growth effectively, our business prospects will be materially adversely affected.

 We Do Not Know If We Will Be Able To Maintain Profitability In The Future.

   We incurred losses of $467,000 in 1997 and $1,461,000 in 1998, which represented 5.0% and 19.5%, respectively, of total revenue. In the year ended December 31, 1999, we made net income of $158,000, and we made $8,747,000 in net income, or approximately 12.6% of revenue, for the year ended December 31, 2000. We do not know if we will be able to maintain profitability in the future. If we are not able to maintain profitability, your investment in our common stock may decline in value.

 Because We Recently Introduced Our Internet Security Products, We Cannot Predict Our Future Operating Results Or Our Future Revenues From These Products.

   Because from 1996-1998 our business focus was selling Ethernet products for Macintosh computers, and in November 2000 we expanded our operations through the acquisition of Phobos Corporation, our historical financial information is of limited value in projecting future operating results. We believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance.

   Our limited three-year history of selling Internet security products is one of many factors underlying our inability to predict our revenue for a given period. We base our spending levels for product development, sales and marketing, and other operating expenses largely on our expected future revenue. A large proportion of our expenses is fixed for a particular quarter or year, and therefore, we may be unable to decrease our spending in time to compensate for any unexpected quarterly or annual shortfall in revenue. As a result, any shortfall in revenue could adversely affect our operating results.

 We Depend On Two Major Distributors For A Significant Amount Of Our Revenue, And If They Or Others Cancel Or Delay Purchase Orders, Our Revenue May Decline And The Price Of Our Stock May Fall.

   To date, sales to a limited number of distributors have accounted for a significant portion of our revenue. In 1999, Ingram Micro Inc. and Tech Data Corporation, both of which are global computer equipment and accessory distributors, accounted for approximately 34% and 12% of our revenue, respectively. In 2000, approximately 84% of our sales were to distributors. In 2000 Ingram Micro and Tech Data accounted for approximately 32% and 20% of our revenue, respectively. We cannot assure you that either of these existing customers will continue to place orders with us, that orders by these existing customers will continue at the levels of previous periods or that we will be able to obtain large orders from new customers.

   We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue. If any of our major distributors stops or delays its purchase of our products, our revenue and profitability would be adversely affected. In addition, as of December 31, 2000, Ingram Micro and Tech Data represented $5.2 million and $3.1 million, respectively, of our accounts receivable, constituting 39% and 24%, respectively, of total receivables on such date. The failure of any of these distributors to pay us in a timely manner could adversely affect our payments to suppliers and our creditworthiness, which could make it more difficult to conduct business.

   Although we have limited one-year agreements with Ingram Micro and Tech Data, these contracts are subject to termination at any time, and we do not know if these customers will continue to place orders for our products.

 If An Original Equipment Manufacturer Customer Cancels, Reduces Or Delays Purchases, Our Revenue May Decline And Our Business Could Be Adversely Affected.

   We currently have formed original equipment manufacturer relationships with four original equipment manufacturers including, 3Com Corporation, Com 21, Netgear, and Network Associates, Inc. If we fail to sell to such OEMs in the quantities expected, or if any OEM terminates our relationship, this could adversely affect our reputation, the perception of our products and technology in the marketplace or the growth of our business, and your investment in our common stock may decline in value.

 Our Sales Are Usually Done On A Purchase Order Basis And We Have No Binding Purchase Commitments From Our Distributors Or Original Equipment
 Manufacturers, Which Could Result In A Lack Of Sales.

   We sell our products to end users through distributors, resellers and original equipment manufacturers. Our success depends in large part on their performance. These customers:

  . are not obligated to purchase or market our products and can stop doing so at any time; and

  . have no exclusive arrangements with us, and are not obligated to renew their agreements with us.

 Average Selling Prices Of Our Products May Decrease, Which May Reduce Our Gross Margins.

   The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features, or that these products, if introduced, will enable us to maintain our average selling prices and gross margins at current levels.

 We Offer Retroactive Price Protection To Our Major Distributors And If We Fail To Balance Their Inventory With End User Demand For Our Products, Our Allowance For Price Protection May Be Inadequate. This Could Adversely Affect Our Results Of Operations.

   We provide our major distributors with price protection rights for inventories of our products held by them. If we reduce the list price of our products, our major distributors receive refunds or credits from us that reduce the price of such products held in their inventory based upon the new list price. As of December 31, 2000, we estimate that approximately $6.3 million of our products in our distributors' inventory subject to price protection. This amount represented approximately 9.1% of our revenue for the year ending December 31, 2000. We have provided less than $100,000 of credits under our price protection policies in the past three fiscal years. Future credits for price protection will depend on the percentage of our price reductions for the products in inventory and our ability to manage the level of our major distributors' inventory. New product introductions or price reductions by us or our competitors could result in significant product price adjustments. If future price protection adjustments are higher than expected, our future results of operations could be materially adversely affected.

 Potential Future Acquisitions Could Be Difficult To Integrate, Disrupt our Business, Dilute Shareholder Value And Adversely Affect Our Operating Results.

   In November 2000, we completed the acquisition of Phobos Corporation. Although we have no current plans, agreements or commitments with respect to any acquisition, we may make additional acquisitions or investments in other companies, products or technologies in the future. We are currently in the process of integrating the operations, products and personnel of the former Phobos Corporation and train, retain and motivate key personnel from the acquired business. If we acquire other businesses in the future, we will be required to integrate operations, train, retain and motivate the personnel of these entities as well. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners.

   We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability has suffered because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

 We Are Dependent On International Sales For A Substantial Amount Of Our Revenue. We Face The Risks Of International Business And Associated Currency Fluctuations, Which Might Adversely Affect Our Operating Results.

   International revenue represented 32% of total revenue in 1998, 34% of total revenue in 1999 and 32% of total revenue in 2000. For the year ended December 31, 2000, revenue from Japan represented 11% of our total revenue, and revenue from all other international regions collectively represented approximately 21% of our total revenue. We expect that international revenue will continue to represent a substantial portion of our total revenue in the foreseeable future. Our risks of doing business abroad include our ability to maintain distribution relationships on favorable terms. To the extent we are unable to favorably renew our distribution agreements or make alternative arrangements, revenue may decrease from our international operations. We also face risks associated with general economic conditions and regulatory uncertainties associated with our international sales. Because our sales are denominated in United States dollars, the weakness of a foreign country's currency against the dollar could increase the price of our products in such country and reduce our product unit sales by making our products more expensive in the local currency.

   We are subject to the risks of conducting business internationally, including potential foreign government regulation of our technology, general geopolitical risks associated with political and economic instability, changes in diplomatic and trade relationships, and foreign countries' laws affecting the Internet generally.

 Delays In Deliveries From Our Component Suppliers Could Cause Our Revenue To Decline And Adversely Affect Our Results Of Operations.

   We outsource all of our hardware manufacturing and assembly from security appliances to a single manufacturer. Our SonicWALL products incorporate certain components or technologies that are only available from single or limited sources of supply. Specifically, our products rely upon microprocessors from Motorola, Inc. and Intel Corporation and incorporate software products from third-party vendors. We do not have long-term supply arrangements with any vendor, and this may adversely affect our ability to obtain necessary components or technology for our products. If we are unable to purchase such components or maintain licenses from these suppliers, this may delay or prevent product shipments and result in a loss of sales. This could cause a loss of revenue that would adversely affect our results of operations. We may not be able to replace any of these supply sources on economically advantageous terms. In addition, our products utilize components that have in the past been subject to market shortages and price fluctuations. If we experience price increases in our product components, we will experience declines in our gross margin.

 We May Have To Defend Lawsuits Or Pay Damages In Connection With Any Alleged Or Actual Failure Of Our Products And Services.

   Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of endusers using our products and services or interrupt their operations. If that happens, affected endusers or others may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by resellers or endusers. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in some circumstances. Defending a lawsuit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all. Our business liability insurance has no specific provisions for potential liability for Internet security breaches.

 A Security Breach Of Our Internal Systems Or Those Of Our Customers Could Harm Our Business.

   Because we provide Internet security, we may become a greater target for attacks by computer hackers. We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of Internet security occurs in our internal systems or those of our end-user customers, regardless of whether we cause the breach, it could adversely affect the market perception of our products and services. This could cause us to lose current and potential customers, resellers, distributors or other business partners.

 We Rely Primarily On One Contract Manufacturer For All Of Our Product Manufacturing And Assembly, And If We Cannot Obtain Its Services, We May Not Be Able To Ship Products.

   We outsource all of our hardware manufacturing and assembly primarily to one third-party manufacturer and assembly house--Flash Electronics, Inc. We do not have a long-term manufacturing contract with this vendor. Flash Electronics has produced products with acceptable quality, quantity and cost in the past, but it may be unable or unwilling to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

 We May Be Unable To Adequately Protect Our Proprietary Rights, Which May Limit Our Ability To Compete Effectively.

   Unauthorized parties may misappropriate or infringe our trade secrets, copyrights, trademarks and similar proprietary rights. We have not received any patent protection for our technology or products. Even if we obtain such patents, that does not guarantee that our patent rights are valuable, create a competitive barrier, or will be free from infringement. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

 Potential Intellectual Property Claims And Litigation Could Subject Us To Significant Liability For Damages And Invalidation Of Our Proprietary Rights.

   In the future, we may have to resort to litigation to protect our intellectual property rights or trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to:

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  . pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  . redesign products or services that incorporate infringing technology.

   We may face infringement claims from third parties in the future. The computer industry has seen frequent litigation over intellectual property rights. We expect that infringement claims will be more frequent for Internet participants as the number of products, services and competitors grows and functionality of products and services overlaps.

 Undetected Product Errors Or Defects Could Result In Loss Of Revenue, Delayed Market Acceptance And Claims Against Us.

   We offer a one-year warranty on all of our products, allowing the end user to receive a repaired or replacement product for any defective unit. Historically, refunds based on product warranty claims have been insignificant. Although we have discovered few errors or defects in our products, our products may contain undetected errors or defects. If there is a product failure, we may have to replace all affected products without being able to book revenue for such replacement units, or we may have to refund the purchase price for such units. Because of our recent introduction of Internet security products, we have little experience in gauging the risk of unexpected product failures or defects. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenue and claims against us. In the year ended December 31, 2000, refunds attributable to errors or defects in products amounted to less than 2% of total revenue for the period.

 If We Do Not Retain Our Key Employees And Attract New Employees, Our Ability To Execute Our Business Strategy Will Be Impaired.

   We compete for employees in California's Silicon Valley, one of the most difficult employer environments in the United States. Our future success will depend largely on the efforts and abilities of our current senior management and our ability to attract and retain additional key development, technical, operations, information systems, customer support and sales and marketing personnel. We do not have employment contracts with any of our key employees, who may leave us at any time. Specifically, the services of Sreekanth Ravi, President and Chief Executive Officer, Sudhakar Ravi, Chief Technical Officer, and Michael Sheridan, Chief Operating Officer, would be difficult to replace. We do not maintain life insurance for any of our key personnel.

 If we are Unable to Meet Our Future Capital Requirements, Our Business Will Be Harmed.

   We expect our cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months. After that time, we may need to raise additional funds and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could have a material adverse effect on our business, operating results and financial condition.

Industry Risks

 Our Revenue Growth Is Dependent On The Continued Growth Of Broadband Access Services, Which Are Currently In Early Stages Of Development, And If Such Services Are Not Widely Adopted Or We Are Unable To Address The Issues Associated With The Development Of Such Services, Our Sales Will Be Adversely Affected.

   Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, DSL, Integrated Services Digital Network, or ISDN, Frame Relay and T-1. These broadband access services typically are more expensive in terms of required equipment and ongoing access charges than is the case with Internet dial-up access providers. Our business, prospects, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' access to broadband services is limited. Critical issues concerning use of broadband access services are unresolved and will likely affect the use of broadband access services. These issues include:

  . security;

  . reliability;

  . bandwidth;

  . congestion;

  . cost;

  . ease of access; and

  . quality of service.

   Even if these issues are resolved, if the market for products that provide broadband access to the Internet fails to develop, or develops at a slower pace than we anticipate, our business, prospects, results of operations and financial condition would be materially adversely affected.

   The broadband access services market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, prospects, results of operations and financial condition.

   The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, prospects, results of operations and financial condition.

 If We Are Unable To Compete Successfully In The Highly Competitive Market For Internet Security Products And Services, Our Business Will Fail.

   The market for Internet security products is world-wide and highly competitive, and we expect competition to intensify in the future. There are few substantial barriers to entry, and additional competition from existing competitors and new market entrants will likely occur in the future. Current and potential competitors in our markets include, but are not limited to the following, all of whom sell world-wide or have a presence in most of the major markets for such products:

  . enterprise firewall software vendors such as Check Point Software and Axent Technologies, Inc.;

  . network equipment manufacturers such as Cisco Systems, Lucent
    Technologies, Inc., Nortel Networks Corp., 3COM Corporation and Nokia
    Corp.;

  . computer or network component manufacturers such as Intel Corporation;

  . operating system software vendors such as Microsoft Corporation, Novell, Inc. and Sun Microsystems, Inc.;

  . security appliance and PCI card suppliers such as WatchGuard
    Technologies, Inc. NetScreen Technologies, Inc., Rainbow Technologies, Inc., and Encypher; and

  . low cost Internet router suppliers which may include limited Internet security functionality.

Most of our competitors to date have generally targeted large enterprises' security needs with firewall and Secure Socket Layer (SSL) products that range in price from approximately $5,000 to more than $15,000, which may increase competitive pressure on some of our products, resulting in both lower prices and gross margins. Recently, some of our competitors have introduced products priced at less than $1,000. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.

 Rapid Changes In Technology And Industry Standards Could Render Our Products And Services Unmarketable Or Obsolete, And We May Be Unable To Successfully Introduce New Products And Services.

   To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, broadband Internet access, application and networking software, computer and communications hardware, programming tools, computer language technology and other security threats. We may be unable to develop new products and services or achieve and maintain market acceptance of them once they have come to market. Product development for Internet security appliances requires substantial engineering time and testing. Releasing new products and services prematurely may result in quality problems, and delays may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

 Governmental Regulations Affecting Internet Security Could Affect Our Revenue.

   Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could decrease demand for our products and services.

   In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

   Recently, political attention has resulted in legislative efforts to make the Internet safe for children at schools and other educational institutions receiving federal assistance by linking the receipt of federal funds to the existence of content filtering and security software for such institutions' Internet connections. Some have questioned the constitutionality or other legality of such efforts. We believe that any government controls or attempts to regulate the Internet could have a material adverse effect on our business. For example, legislation requiring Internet security for schools receiving federal funds would encourage purchases of our SonicWALL products; a court ruling invalidating such legislation might reduce sales to these market segments.

Investment Risks

 Because They Own Approximately 38% Of Our Stock Ownership, Our Officers, Directors And Their Affiliates Can Elect The Board Of Directors And Control All Matters Requiring Shareholder Approval.

   As of December 31, 2000, our executive officers, directors, and entities affiliated with them, in the aggregate, beneficially owned approximately 38% of our outstanding common stock. These shareholders, if acting together, would be able to significantly influence all matters requiring shareholder approval, including the election of directors, mergers or other forms of business combinations.

 Our Stock Price May Be Volatile.

   The market price of our common stock has been highly volatile and has fluctuated significantly in the past. We believe that it may continue to fluctuate significantly in the future in response to the following factors, some of which are beyond our control:

  . Variations in quarterly operating results;

  . Changes in financial estimates by securities analysts;

  . Changes in market valuations of technology and Internet infrastructure companies;

  . Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . Loss of a major client or failure to complete significant license transactions;

  . Additions or departures of key personnel;

  . Sales of common stock in the future; and

  . Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet-related companies.

 Our Business May Be Adversely Affected By Class Action Litigation Due to Stock Price Volatility.

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

 Charter And Bylaw Provisions Limit The Authority Of Our Shareholders, And Therefore Minority Shareholders May Not Be Able To Significantly Influence SonicWALL, Inc.'s Governance Or Affairs.

   Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

   Our charter documents also provide for limitations on the ability of shareholders to call special meetings and act by written consent and prohibit cumulative voting for directors. As a result, minority shareholder representation on the board of directors may be difficult to establish. The charter documents also limit the persons who may call special meetings of the shareholders, prohibit shareholder actions by written consent and establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. We intend that the forward-looking statements be covered by the safe harbor provisions for forward-looking statements in these sections. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions, reflecting our expectations for future events or our future financial performance. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. These factors include, but are not limited to:

  . our limited operating history

  . our limited ability to forecast quarterly operating results

  . our announcements about the performance of our products and our competitors' announcements about performance of their products

  . obtaining and expanding market acceptance of the products we offer

  . increasing competition

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

   All net proceeds from the sale of SonicWALL common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

   The following table presents selected information, as of January 29, 2001, regarding the number of shares of common stock owned by the selling shareholders and as adjusted to give effect to the sales of the shares of common stock being sold in this offering. Because the selling shareholders are not obligated to sell the shares of common stock, and selling shareholders may also acquire publicly traded shares of our common stock, we cannot know how many shares each selling shareholder will beneficially own after this offering. Therefore, the number of shares listed in the column entitled shares beneficially owned after offering reflects only the current share ownership of the selling shareholders. We may update or supplement this prospectus from time to time to update this information. These shares are being registered to permit public secondary trading of the shares and the selling shareholders may offer these shares for resale from time to time. For a discussion regarding their resale, please see "Plan of Distribution."

   The shares being offered by the selling shareholders were acquired from us in our acquisition of Phobos Corporation, pursuant to an Agreement and Plan of Merger and Reorganization signed on October 16, 2000, and amended on November 6, 2000. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling shareholders represented to us that they were acquiring the shares for investment and with no present intention of distributing the shares.

   We have filed with the SEC, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately negotiated transactions. We have agreed to keep such registration statement effective until November 16, 2001.

   The shares offered by this prospectus may be offered from time to time by the selling shareholder named below:

                                Shares
                          Beneficially Owned         Shares Beneficially
                              Before the               Owned After the
                               Offering                   Offering
                          ------------------         -----------------------
  Name and Address of                        Shares
  Selling Shareholders    Number  Percent(1) Offered Number      Percent(1)
  --------------------    ------- ---------- ------- ---------   -----------
44 Eastview Family,
 LLC....................   22,138       *     22,138          0            --
 44 Eastview Drive,
  Valhalta, NY 10595

Ackerman, Steve.........  872,673    1.39%   872,673          0            --
 21202 Harvest Hills,
  San Antonio, TX 78258

Agliata, Nick J.........    4,732       *      4,732          0            --
 15 Yorkshire Woods
  Oakbrook, IL 60523

APA Central Beteiligungs
 GmbH...................   25,803       *     25,803          0            --
 Hodrstrasse 37 35389
  Giessen-Allendorf
  Germany

Arbor Trading c/o Dr.
 Alfred J. Wiederkehr...  114,121       *    114,121          0            --
 Baratofstrasso 6 CH-
  8023 Zurich Switerland

Athenian Venture
 Partners I, LP.........  456,483       *    456,483          0            --
 (fka Ohio Valley
  Venture Fund)
 c/o Karl Elderkin and
  Aaron Jacoby
 20 East Circle Drive,
  Suite 190 Athens, OH
  45701.................

BGH ITM Investments,
 L.L.C..................  394,791       *    394,791          0            --
 C/o The Blackstone
  Group
 345 Park Ave., 31st
  Floor New York, NY
  10154

Boardroom, Inc. Martin
 Edelston...............   24,966       *     24,966          0            --
 55 Railroad Avenue, 3rd
  Floor Greenwich, CT
  06830

                                 Shares
                           Beneficially Owned         Shares Beneficially
                               Before the               Owned After the
                                Offering                   Offering
                           ------------------         -----------------------
   Name and Address of                        Shares
  Selling Shareholders     Number  Percent(1) Offered Number      Percent(1)
  --------------------     ------- ---------- ------- ---------   -----------
Budginas, Leon
 2058 Walker Lane Salt
  Lake City, UT 84117....   13,227       *     13,227          0            --

Burstein, Daniel
 1 Langh Lane Weston, CT
  06830..................    4,458       *      4,458          0            --

C & I Partners Cowan
 Securities..............   49,933       *     49,933          0            --
 P.O. Box 4566 Grand
  Central Station, New
  York, NY 10163-4566

Celerity Switch, L.L.C...  297,016       *    297,016          0            --
 11111 Santa Monica Blvd,
  Suite 1127, Los
  Angeles, CA 90025

Centc Partership.........  863,444    1.37%   863,444          0            --
 7377 Pinebrook Road Park
  City, UT 84117

Chaves, Robert...........   23,663       *     23,663          0            --
 60 Sutton Place South #3
  CN, New York, NY 10022

Culafic, Dusko...........      946       *        946          0            --
 PMB #242 3540 N. South
  Port Avenue Chicago,
  IL 60657

Cunningham, Shawn........    1,538       *      1,538          0            --
 1 Commerce 2610 North
  First St. Suite C
 San Jose, Ca 95134

Donaldson Lufkin &
 Jenrette, Inc...........    9,228       *      9,228          0            --
 277 Park Avenue
 New York, NY 10172

Driehaus, Richard H......   47,326       *     47,326          0            --
 25 E. Erie Street
  Chicago, IL 60611

Elderkin, Karl...........    3,076       *      3,076          0            --
 20 East Circle Drive,
  Suite 190 Athens, OH
  45109

F & S Partnership........    8,388       *      8,388          0            --
 144 Woodland Avenue San
  Francisco, CA 94117

Gaston, William..........   15,381       *     15,381          0            --
 2582 Red Valley Road, NW
  Atlanta, GA 30305

Gfoeller, Joachim (2)....  220,359       *     25,215          0            --
 15 W 53rd Street, New
  York, NY 10019

Gfoeller, Margaret.......   11,069       *     11,069          0            --
 38 Glendale Avenue
  Freaisoni, OH 43420

Gilfix, Jeff (2).........   49,170       *      1,538          0            --
 99 Joralemon Street
  Brooklyn, NY 11201

GKMSW Partners...........   46,143       *     46,143          0            --
 C/o Leo A. Keevican
 Doepken Keevican & Weiss
  58th Floor
 USX Tower 600 Grant
  Street Pittsburgh, PA
  152E9

                                                                   Shares
                               Shares Beneficially              Beneficially
                                 Owned Before the              Owned After the
                                     Offering                     Offering
                               --------------------           -----------------
 Name and Address of Selling                         Shares
         Shareholders           Number   Percent(1)  Offered  Number Percent(1)
 ---------------------------   --------- ---------- --------- ------ ----------
Gladstein, Gary...............    24,966       *       24,966    0       --
 15 Wyckman Hill Grennwich, CT
  06831

GMS Capital Partners.......... 3,573,137    5.69%   3,573,137    0       --
 405 Park Avenue, 16th Floor
  New York, NY 10022

Carlos J Gonzales and
 Catherine Y. Keller,.........     9,986       *        9,986    0       --
 Trustees of the 2000
  Gonzalez-Keller
 Family Trust U/D/T 8/9/2000
 249 Mattson Avenue Los Gatos,
  CA 95032

Googin, Roxane................   131,669       *      131,669    0       --
 3060 Crestline Drive Park
  City, UT 84060

Grunfeld, Joseph..............     9,986       *        9,986    0       --
 8 Hunter Ridge Woodcliff, NJ
  07675

Hahee, LLP (Suwanee Holdings,
 Inc).........................     4,993       *        4,993    0       --
 P.O. Box 501085 Atlanta, GA
  31150

Harahan, Meighan..............       946       *          946    0       --
 1 W. Superior Street #816
  Chicago, IL 60610

Heidrick & Struggles..........    42,382       *       42,382    0       --
 2740 Sand Hill Road
 Menlo Park, CA 94025-7096

Heinz, Ron....................        30       *           30    0       --
 2439 Bear Hill Circle Draper,
  UT 84020

HFM Revocable Trust...........    74,899       *       74,899    0       --
 3060 Peachtree Road NW, 19th
  Floor Atlanta, GA 30305

Investors Contacts Limited....    19,973       *       19,973    0       --
 Attn: Patrick Garilian
 P.O. Box 544, 14 Britannia
  Place, Bath Street St.
  Helier, Jersey British Isles
  JE2 4SU, Channel Islands

Johnsen, Stephen..............   847,604    1.35%     847,604    0       --
 12834 S. Whisper Creek Lane
  Draper, UT 84020

Kesselring, William...........     6,152       *        6,152    0       --
 3775 Fairhaven Drive, West
  Linn, OR 97068

Kimball Jr., Richard A........     4,458       *        4,458    0       --
 755 Park Avenue Apt. 10B, New
  York, NY 10021

Lackman, Carey................       998       *          998    0       --
 2126 Connecticut Ave NW #29
  Washington DC 20008-1729

                           Shares Beneficially             Shares Beneficially
                             Owned Before the                Owned After the
                                 Offering                       Offering
                           -----------------------         -----------------------
   Name and Address of                             Shares
  Selling Shareholders      Number     Percent(1)  Offered Number      Percent(1)
  --------------------     ----------- ----------- ------- ---------   -----------
Lally, John..............       30,762          *   30,762          0
 C/o Resurgens Capital
  Partners, LLC
 15 Piedmont Center,
  Suite 1500 Atlanta, GA
  30305

Lange, Doug..............       24,609          *   24,609          0
 5483 W. Starflower Way
  West Jordan, UT 84084

Linsey, Matthew..........        9,986          *    9,986          0
 Charles Schwab & Co. Non
  Standard Asset
  Department 101
  Montgomery Street, San
  Francisco, CA 74104

Loeb, Michael............       23,663          *   23,663          0
 209 Long Neck Point Road
  Darien, CT 06820

Mallal, Rizwan...........        6,152          *    6,152          0
 48 W. Broadway St. Apt.
  1702N Salt Lake City,
  UT 84101

Marco, Steven............        4,993          *    4,993          0
 3848 Admiral Drive
  Atlanta, GA 30341

MarketLink Technologies..        7,752          *    7,752          0
 c/o Dan Dempsey
 Corporate Offices, Suite
  300
 24404 Catherine
  Industrial Road Novi,
  MI 48375

MCG Makarios, LLC........        4,993          *    4,993          0
 3060 Peachtree Road NW,
  19th Floor Atlanta,
  GA 30305

Millennium Technologies
 Ventures, L.P...........      426,889          *  426,889          0
 C/o Starr & Company
 350 Park Avenue, 9th
  Floor New York, NY
  10022

Miller, Robert J.........       19,973          *   19,973          0
 C/o Marco Investment
  Management
 300 Atlanta Financial
  Center Atlanta, GA
  30326

Mock, David..............      116,349          *  116,349          0
 9993 South 3100 East
  Sandy, UT 84092

Mock, Martin.............        2,496          *    2,496          0
 10004 South 3100 East
  Sandy UT 84092-4204

Moyer, Robert............        2,839          *    2,839          0
 2233 N. Burling Chicago,
  IL 60614

Peter G. Peterson........        4,458          *    4,458          0
 C/o The Blackstone Group
 345 Park Avenue, 31st
  Floor New York, NY
  10022

Phillips, Ross M.........       12,482          *   12,482          0
 370 South Mountain Road
  Fruit Heights, UT 84037

Pilot Butte Company......       34,431          *   34,431          0
 400 Baker Building
  Minneapolis, MN 55042

                         Shares Beneficially             Shares Beneficially
                           Owned Before the                Owned After the
                               Offering                       Offering
                         -----------------------         -----------------------
  Name and Address of                            Shares
  Selling Shareholders    Number     Percent(1)  Offered Number      Percent(1)
  --------------------   ----------- ----------- ------- ---------   -----------
Platt, Christopher......       4,993          *    4,993          0
 16461 1st Ave 11-E, New
  York, NY 10028

Pohndorf, David (2).....      35,538          *   22,138          0
 P.O. Box 125, 36 Hill
  and Dale Road Oldwick,
  NJ 08858

Powell, Laurence (2)....     132,667          *  127,674          0
 P.O. Box 501085
  Atlanta, GA 31150

Ropar, LLC Harvey
 Rosen..................      45,801          *   45,801          0
 1640 S Sepulveda Blvd.,
  #308 Los Angeles, CA
  90025

Ropner, Paul............       3,076          *    3,076          0
 3195 S. Melbourne
  Street Salt Lake City,
  UT 84106

Schmidt Family Trust....       2,496          *    2,496          0
 Attn: Eric Schmidt
 366 Walsh Road
  Atherton, CA 94027

Slease, Clyde...........       2,996          *    2,996          0
 58th Floor, USX Tower -
  600 Grant Street-
 Pittsburg, PA 15219

Snyder, Gary............       7,690          *    7,690          0
 3131 Northside Drive
  Atlanta, GA 30305-1963

Stallman, Andy..........      25,828          *   25,828          0
 2800 Neilson Way Santa
  Monica, CA 90405

Starr, Kenneth..........       4,458          *    4,458          0
 350 Park Avenue New
  York, NY 10022

Stokes, Ross............      57,056          *   57,056          0
 4077 Canyon View Place
  Sandy, UT 84052

Stoughton, Thomas.......      52,487          *   52,487          0
 15 Piedmont Center,
 Suite 1500 Atlanta, GA
  30305

Stuchin, Miles..........       7,690          *    7,690          0
 405 Park Ave., 16th
  Floor New York, NY
  10022

Susswein, Steven........       2,953          *    2,953          0
 135 Crestview Lane
 Park City, UT 84098

Tiltmann, Eric..........       1,538          *    1,538          0
 234 East 83rd Street,
  Apt. 3C New York, NY
  10028

Topping, John...........       6,567          *    6,567          0
 15 Piedmont Center,
  Suite 1500 Atlanta, GA
  30305

Toretti, Christine......       5,992          *    5,992          0
 2428 Oak Drive Indiana,
  PA 15701

Vincent, Paul...........      36,914          *   36,914          0
 860 N. Main Street
  Centerville, UT 84014

                         Shares Beneficially              Shares Beneficially
                           Owned Before the                 Owned After the
                               Offering                        Offering
                         -----------------------          -----------------------
  Name and Address of                             Shares
  Selling Shareholders    Number     Percent(1)   Offered Number      Percent(1)
  --------------------   ----------- -----------  ------- ---------   -----------
Wallace, Diane..........       1,230           *    1,230          0            --
 8 Bannockburn Circle
  Bannockburn, IL 60015

White, Ricke............     836,358        1.33% 836,358          0            --
 399 E. Manti Drive
  Draper, UT 84020

--------
 *  Represents less than 1%.

(1) Based on 62,754,597 shares of common stock outstanding as of January 29, 2001.

(2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after February 12, 2001 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling shareholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling shareholders.

                              PLAN OF DISTRIBUTION

   The shares offered hereby may be sold by the selling shareholders at various times in one or more of the following transactions:

  . In the over-the-counter market;

  . On The Nasdaq National Market;

  . In privately negotiated transactions; or

  . In a combination of any of the above transactions.

   The selling shareholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

   The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

   All net proceeds from the sale of SonicWALL common stock under this prospectus will go to the shareholders who offer and sell their shares in this offering. SonicWALL will not receive any proceeds from the sale of the shares from the selling shareholders.

   For the purposes of this prospectus, the term "selling shareholders" shall include donees, pledgees and other assignees selling shares received from a selling shareholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.

                                 LEGAL MATTERS

   The legality of the securities offered hereby will be passed upon for SonicWALL by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited financial statements of Phobos Corporation as of December 31, 1999 and 1998 and for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act:

  1. Annual Report on Form 10-K for the year ended December 31, 1999;

  2. Quarterly Reports on Form 10-Q for the quarters ending March 31, 2000, June 30, 2000 and September 30, 2000

  3. Our Proxy Statement dated November 15, 2000, in connection with our December 15, 2000 Annual Meeting of Shareholders;

  4. Current Report of Form 8-K, filed on August 8, 2000;

  5. Current Report on Form 8-K, filed on November 27, 2000 as amended by the Current Report on Form 8-K/A, filed on January 26, 2001.

  6. Current Report on Form 8-K, filed on October 27, 2000.

   You may request a copy of these filings, at no cost, by calling us at (408) 745-9600 or by writing to us at the following address:

                                SonicWALL, Inc.
                              1160 Bordeaux Drive
                              Sunnyvale, CA 94089
                         Attn: Chief Financial Officer

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               10,078,288 Shares

                                SONICWALL, INC.

                                  Common Stock

                               ----------------

                               February   , 2001

                               ----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

   Securities and Exchange Commission Registration Fee................ $ 39,381
   Legal Fees and Expenses............................................ $ 75,000
   Accounting Fees and Expenses....................................... $ 50,000
   Miscellaneous...................................................... $ 10,619
                                                                       --------
     Total............................................................ $175,000
                                                                       ========

Item 15. Indemnification of Officers and Directors.

   Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Article V of the Registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the California General Corporation Law, and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.4 hereto) with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

Item 16. Exhibits.

   The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

   (a) Exhibits

 Exhibit
  Number  Description
 -------  -----------
  2.1*    Agreement and Plan of Merger and Reorganization, dated as of October
           16, 2000 and amended on November 6, 2000, by and among SonicWALL,
           Inc., a California corporation, Pluto Acquisition Corp., a Utah corporation and wholly-owned subsidiary of SonicWALL, Inc., Phobos
           Corporation, a Utah corporation, and GMS Capital Partners, L.P., a
           Delaware limited partnership, as Stockholders' Representative.

  2.2**   Amendment to Agreement and Plan of Merger and Reorganization, dated as of November 6, 2000, by and among SonicWALL, Inc., a California corporation, Pluto Acquisition Corporation, a Utah corporation and wholly-owed subsidiary of SonicWALL, Inc., Phobos Corporation, a
           Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

  3.1**** Articles of Incorporation of the Registrant, as amended to date.

  3.2****  Bylaws of the Registrant.

  5.1***** Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
            LLP.

 23.1      Consent of PricewaterhouseCoopers LLP

 23.2      Consent of Arthur Andersen LLP

 23.3      Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
            LLP (included in the opinion filed as Exhibit 5.1).

 24.1      Power of Attorney (reference is made to the signature page of this
            Registrant Statement).

 99.1***   Press Release dated November 16, 2000.

--------
    * Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

   ** Incorporated by reference from exhibit 2.2 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

  *** Incorporated by reference from exhibit 99.1 to Registrant's Current
      Report on Form 8-K, filed on November 27, 2000.

 **** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on August 27, 1999.

***** To be filed by amendment.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 12th day of February, 2001.

                                          SONICWALL, Inc.

                                                 /s/ Sreekanth Ravi
                                          By: _________________________________
                                                     Sreekanth Ravi
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sreekanth Ravi and Michael J. Sheridan, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ Sreekanth Ravi            President, Chief Executive    February 12, 2001
____________________________________  Officer and Director
           Sreekanth Ravi             (Principal Executive
                                      Officer)

       /s/ Sudhakar Ravi             Chief Technical Officer and   February 12, 2001
____________________________________  Director
           Sudhakar Ravi

      /s/ Charles Kissner            Director                      February 12, 2001
____________________________________
          Charles Kissner

     /s/ Robert M. Williams          Director                      February 12, 2001
____________________________________
         Robert M. Williams

             Signature                           Title                   Date
             ---------                           -----                   ----

       /s/ David Shrigley            Director                      February 12, 2001
____________________________________
           David Shrigley

    /s/ Michael J. Sheridan          Chief Operating Officer and   February 12, 2001
____________________________________  Secretary, interim Chief
        Michael J. Sheridan           Financial Officer
                                      (Principal Financial and
                                      Accounting Officer)

        /s/ Ronald Heinz             Sr. Vice President of         February 12, 2001
____________________________________  Worldwide Sales and
            Ronald Heinz              Director

       /s/ Cary Thompson             Director                      February 12, 2001
____________________________________
           Cary Thompson

                                 EXHIBIT INDEX

  Exhibit
  Number                                Description
  -------                               -----------
  2.1*     Agreement and Plan of Merger and Reorganization, dated as of October
           16, 2000, among SonicWALL, Inc., a California corporation, Pluto
           Acquisition Corp., a Utah corporation and wholly-owned subsidiary of
           SonicWALL, Phobos Corporation, a Utah corporation, and GMS Capital
           Partners, L.P., a Delaware limited partnership, as Stockholders'
           Representative.

  2.2** Amendment to Agreement and Plan of Merger and Reorganization, dated as of November 6, 2000, by and among SonicWALL, Inc., a California corporation, Pluto Acquisition Corporation, a Utah corporation and wholly-owed subsidiary of SonicWALL, Inc., Phobos Corporation, a Utah corporation, and GMS Capital Partners, L.P., a Delaware limited partnership, as Stockholders' Representative.

  3.1****  Articles of Incorporation of the Registrant, as amended to date.

  3.2****  Bylaws of the Registrant.

  5.1***** Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP.

 23.1      Consent of PricewaterhouseCoopers LLP

 23.2      Consent of Arthur Andersen LLP

 23.3      Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
           LLP (included in the opinion filed as Exhibit 5.1).

 24.1 Power of Attorney (reference is made to the signature page of this Registrant Statement).

 99.1***   Press Release dated November 16, 2000.

--------
* Incorporated by reference from exhibit 2.1 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

** Incorporated by reference from exhibit 2.2 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

*** Incorporated by reference from exhibit 99.1 to Registrant's Current Report on Form 8-K, filed on November 27, 2000.

**** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on August 27, 1999.

***** To be filed by Amendment.